Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter Michielutti
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION REPORTS RESULTS FOR THE
THIRTEEN WEEK PERIOD ENDED AUGUST 3, 2013
- Outlines Three-Year Growth Plan and Outlook for Fiscal 2013 -

Minneapolis, MN, September 10, 2013 - Christopher & Banks Corporation (NYSE: CBK), a specialty women's apparel retailer, today reported results for the thirteen week period ended August 3, 2013.

Results for the Thirteen Week Period Ended August 3, 2013**

•	Same-store sales increased 7.7%, as compared to the thirteen weeks ended August 4, 2012, during which the Company had an 8.9% same-store sales increase.

•
Net sales totaled $104.2 million, as compared to $103.4 million for the thirteen weeks ended July 28, 2012. During the quarter, the Company operated an average of 8.8% fewer stores than during the comparable period last year, reflecting its store rationalization program.

•
Operating loss was seven hundred dollars, compared to an operating loss of $2.2 million for the thirteen weeks ended July 28, 2012, which included a $4.7 million pre-tax, non-cash restructuring credit, net of other costs.

•
Net loss totaled $265,000, or a $0.01 loss per share. Net loss for the thirteen weeks ended July 28, 2012 totaled $2.2 million, or a $0.06 loss per share, which included a $4.5 million, or $0.13 per share, credit related to the above-mentioned non-cash credit related to restructuring charges.

LuAnn Via, President and Chief Executive Officer, commented, “We were pleased that for the quarter we were able to maintain our positive momentum, achieve solid financial results in a difficult retail environment and deliver our fifth consecutive quarter of positive same-store sales comps. We also exceeded our gross margin expectations and achieved our operating objectives. As we look to the second half of the year, we believe we are well positioned in our merchandising and marketing efforts, and our inventory levels remain fresh. We will also continue to build upon our strong foundation and refine our strategies as we gain greater insights into our customer in order to drive sustainable long-term sales and earnings growth.”

Balance Sheet Highlights and Capital Expenditures
Cash, cash-equivalents and investments totaled $47.0 million as of August 3, 2013. Inventory per store, excluding in-transit and e-Commerce inventory, increased approximately 1.1% on a per-store basis as of August 3, 2013, as compared to July 28, 2012. For the thirteen week period ended August 3, 2013, the Company had no outstanding borrowings under its revolving credit facility and capital expenditures totaled approximately $2.3 million.

_______________

**
In this release, except where otherwise noted, financial results for the thirteen weeks ended August 3, 2013 (the second fiscal quarter of fiscal 2013) are compared to the thirteen weeks ended July 28, 2012 (the second fiscal quarter of fiscal 2012).

Three Year Growth Plan
For the three-year period beginning with fiscal 2014, the Company expects:

•	mid-single digit annual comparable store sales growth;

•	2% to 3% annual square footage growth through 20 or more new store openings per year and conversion of existing stores to the MPW (missy, petite, women) store format;

•	an additional 300 to 400 basis points of gross margin expansion;

•	SG&A leverage in each of the three years of the plan; and

•	operating income as a percent of net sales in the high single digits by the third year of the plan.

Ms. Via continued, “One of my key objectives upon joining the Company last fall was to conduct an extensive and in-depth review of the business in order to identify our long-term growth opportunities. As a result of this review, we have developed a long range plan, beginning with fiscal 2014, focused on driving mid-single digit comparable store sales growth and operating margin expansion over the next three fiscal years. We believe that we can achieve these goals as we remain steadfast on the continued execution of our merchandising and marketing initiatives, expand our total square footage and leverage the strong infrastructure we have developed over the last several quarters.”

Outlook for the 2013 Third Quarter and Fiscal Year
For the third quarter of fiscal 2013, the Company expects:

•
same-store sales to increase in the mid-single digit range for the thirteen weeks ended November 2, 2013, as compared to the thirteen weeks ended November 3, 2012, during which the Company had a 13.6% same-store sales increase;

•	average store count to be down 7.2%, as compared to last year's third fiscal quarter, reflecting its store rationalization program;

•	approximately 100 to 150 bps of gross margin improvement, as compared to last year's third fiscal quarter;

•
SG&A dollars to grow to between 29.0% to 29.5% as a percent of net sales, as compared to 28.1% in last year's third fiscal quarter, due to increased investments in corporate staff, primarily driven by eCommerce and IT, and in direct mail marketing; and

•	inventory levels to be in-line with the Company's anticipated increase in same-store sales.
For the 2013 fiscal year, the Company expects:

•	slight positive leverage on SG&A as a percent of net sales;

•	capital expenditures to be approximately $10.0 million to $10.6 million;

•	to open six outlet stores, two new MPW stores and to convert twenty-four existing stores to twelve MPW stores;

•	to recognize a nominal amount of tax expense, as the Company's tax provisions will continue to be affected by the valuation allowance on its deferred tax assets in fiscal 2013;

•	average store count to be down 8.2%, as compared to the comparable prior year period; and

•	depreciation and amortization to be between $13.5 and $14.0 million.

Conference Call Information
The Company will discuss its second quarter results in a conference call scheduled for today, September 10, 2013, at 8:30 a.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within approximately one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until October 10, 2013. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until September 17, 2013. This call may be accessed by dialing (888) 765-5546 and using the passcode 3076910.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women's clothing. As of September 10, 2013, the Company operates 597 stores in 44 states consisting of 369 Christopher & Banks stores, 153 stores in its women's plus size clothing division CJ Banks, 45 MPW stores and 30 outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords: Christopher & Banks, CJ Banks, Women's Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements that: (i) that as the Company looks to the second half of the year, the Company believes it is well positioned in its merchandising and marketing efforts, and its inventory levels remain fresh; (ii) the Company expects to continue to build upon its strong foundation and refine its strategies as it gains greater insights into its customer in order to drive sustainable long-term sales and earnings growth; (iii) beginning with fiscal 2014, the Company's three year plan is expected to deliver (a) mid-single digit annual comparable store sales growth; (b) 2% to 3% annual square footage growth through 20 or more new store openings per year and conversion of existing stores to the MPW store format; (c) an additional 300 to 400 bps of gross margin expansion; (d) SG&A leverage in each of the three years of the plan; and (e) operating income as a percent of net sales in the high single digits by the third year of the plan; (iv) that the Company believes it can achieve its three-year growth goals at it remains steadfast on the continued execution of its merchandising and marketing initiatives, expanding its total square footage and leveraging the strong infrastructure it has developed over the last several quarters; (v) for the third quarter of fiscal 2013, the Company expects same-store sales to increase in the mid-single digit range for the thirteen weeks ended November 2, 2013, as compared to the thirteen weeks ended November 3, 2012; (vi) for the third quarter of fiscal 2013, the Company expects average store count to be down 7.2%, as compared to last year's third fiscal quarter, reflecting the Company's store rationalization program; (vii) for the third quarter of fiscal 2013, the Company expects approximately 100 to 150 bps of gross margin improvement, as compared to last year's third fiscal quarter; (viii) for the third quarter of fiscal 2013, the Company expects SG&A dollars to grow to between 29.0% and 29.5% as a percent of net sales, as compared to 28.1% in last year's third fiscal quarter, due to increased investments in corporate staff, primarily driven by eCommerce and IT, and in direct mail marketing; (ix) for the third quarter of fiscal 2013, the Company expects inventory levels to be in-line with its anticipated increase in same-store sales; (x) for the 2013 fiscal year, the Company expects slight positive leverage on SG&A as a percent of net sales; (xi) for the 2013 fiscal year, the Company expects capital expenditures to be approximately $10.0 million to $10.6 million; (xii) for the 2013 fiscal year, the Company expects to open six outlet stores, two new MPW stores and to convert twenty-four existing stores to twelve MPW stores; (xiii) for the 2013 fiscal year, the Company expects to recognize a nominal amount of tax expense, as its tax provisions will continue to be affected by the valuation allowance on its deferred tax assets in fiscal 2013; (xiv) for the 2013 fiscal year, the Company expects average store count to be down 8.2%, as compared to the comparable prior year; and (xv) for the 2013 fiscal year, the Company expects depreciation and amortization to be between $13.5 and $14.0 million. These statements are based on management's current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company's fashions, including its seasonal fashions; (iii) the ability of the Company's infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company's brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company's strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women's apparel; (viii) fluctuations in the levels of the Company's sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company's Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company's periodic reports filed with the Securities and Exchange Commission and available on the Company's website under “Investor Relations” and you are urged to carefully consider all such factors.

# # #

CHRISTOPHER & BANKS CORPORATION
UNAUDITED CONDENSED CONSOLITED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED
AUGUST 3, 2013 AND JULY 28, 2012
(in thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3,	July 28,	August 3,	July 28,
	2013	2012	2013	2012

Net sales	$104,233	$103,436	$212,752	$197,058

Costs and expenses:
Merchandise, buying and occupancy	69,329	74,751	140,765	146,719
Selling, general and administrative	31,530	30,633	64,246	61,459
Depreciation and amortization	3,375	4,907	6,820	9,939
Impairment and restructuring	—	(4,696)	140	(5,494)
Total costs and expenses	104,234	105,595	211,971	212,623

Operating income (loss)	(1)	(2,159)	781	(15,565)

Interest income (expense)	(37)	36	(100)	89

Income (loss) before income taxes	(38)	(2,123)	681	(15,476)

Income tax provision	227	74	317	134

Net income (loss)	$(265)	$(2,197)	$364	$(15,610)

Basic income (loss) per share:

Net income (loss)	$(0.01)	$(0.06)	$0.01	$(0.44)

Basic shares outstanding	36,215	35,631	36,219	35,616

Diluted income (loss) per share:

Net income (loss)	$(0.01)	$(0.06)	$0.01	$(0.44)

Diluted shares outstanding	36,215	35,631	37,114	35,616

CHRISTOPHER & BANKS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Twenty-Six Weeks Ended
	August 3,	July 28,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$37,122	$40,516
Short-term investments	5,050	—
Merchandise inventories	40,048	38,658
Other current assets	13,248	8,572
Total current assets	95,468	87,746

Property, equipment and improvements, net	37,739	48,881

Other assets:
Long-term investments	4,780	—
Other	368	432
Total other assets	5,148	432

Total assets	$138,355	$137,059

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,176	$24,213
Accrued salaries, wages and related expenses	5,183	4,964
Accrued liabilities	21,192	20,770
Total current liabilities	51,551	49,947

Other liabilities:
Deferred lease incentives	5,250	6,865
Deferred rent obligations	2,804	3,502
Lease termination liabilities	—	185
Other non-current liabilities	1,689	1,926
Total other liabilities	9,743	12,478

Stockholders' equity:
Common stock	461	467
Additional paid-in capital	120,883	118,333
Retained earnings	68,442	68,545
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive loss	(14)	—
Total stockholders' equity	77,061	74,634

Total liabilities and stockholders' equity	$138,355	$137,059

CHRISTOPHER & BANKS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWENTY-SIX WEEKS ENDED
AUGUST 3, 2013 AND JULY 28, 2012
(in thousands)

	Twenty-Six Weeks Ended
	August 3,	July 28,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$364	$(15,610)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,820	9,939
Amortization of premium on investments	22	11
Amortization of financing costs	37	—
Loss on disposal of furniture, fixtures and equipment	2	50
Impairment of store assets	140	139
Change in deferred lease liabilities	(882)	(2,058)
Stock-based compensation expense	1,342	966
Gain on investments, net	—	(531)
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,231)	(254)
Decrease in merchandise inventories	2,656	797
Increase in prepaid expenses and other current assets	(1,151)	(406)
(Increase) decrease in income taxes receivable	(8)	214
(Increase) decrease in other assets	(3)	184
Increase in accounts payable	2,527	4,747
Decrease in accrued liabilities	(1,011)	(9,078)
Decrease in lease termination liabilities	—	(7,847)
Increase in other liabilities	70	7
Net cash provided by (used in) operating activities	9,694	(18,730)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(3,349)	(2,599)
Proceeds from sale of furniture, fixtures and equipment	—	33
Purchases of available-for-sale investments	(10,816)	—
Redemptions of available-for-sale investments	950	21,403
Net cash (used in) provided by investing activities	(13,215)	18,837

Cash flows from financing activities:
Shares redeemed for payroll taxes	(190)	(23)
Deferred financing costs	—	(350)
Exercise of stock options and issuance of restricted stock	94	—
Net cash used in financing activities	(96)	(373)

Net decrease in cash and cash equivalents	(3,617)	(266)
Cash and cash equivalents at beginning of period	40,739	40,782
Cash and cash equivalents at end of period	$37,122	$40,516